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                               SUFFOLK BANCORP
                                 EXHIBIT 99.C
                              FORM OF EMPLOYMENT
                                  AGREEMENT
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                          FORM OF EMPLOYMENT AGREEMENT



         THIS AGREEMENT, made this 31st day of December, 1999 by and between The Suffolk County National Bank (hereinafter) referred to as "Bank"), a National Banking Association having its principal place of business at 6 West Second Street, Riverhead, New York, a wholly owned subsidiary of Suffolk Bancorp (hereinafter referred to as "Company") a New York Corporation having its principal place of business at 6 West Second Street, Riverhead, New York and Name of Executive ("Executive"), an individual residing at Address of Executive.


         WHEREAS, The Executive is employed at the pleasure of the Bank and Company at a salary and terms mutually agreeable and fixed from time to time by the Bank or Company, and,


         WHEREAS, the Bank and Company do not anticipate a sale, merger or takeover but desire to protect Executive against dismissal or loss of status in the event of a "change in control" (as hereinafter defined) of the Bank or Company, prior to January 1, 2005, and,


         WHEREAS, such period of protection shall extend for a term not to exceed three years after such "change in control,"


         NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement, it is agreed as follows:


         1. Employment. No Right to continuation of employment, compensation or benefits prior to a "change in control" is hereby conferred upon the Executive except that he shall not be dismissed or suffer a loss in status within 36 months of after a "change in control".
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         2. Termination. Upon the occurrence of an "event of termination", as defined in paragraph 2C below, during the period of Executive's employment, the provisions of this paragraph 2 shall apply.


         (A) Termination Payments. Upon the occurrence of an "event of termination", the Bank or Company shall pay Executive monthly, or if Executive is deceased, his beneficiary or beneficiaries or estate, as the case may be, a sum equal to the monthly rate of salary paid to Executive 30 days before such occurrence plus an amount equal to 1/12th of all bonuses paid in the preceding 12 months. These payments shall commence on the last day of the month following the date of the occurrence of the "event of termination" and shall, along with the then Bank's or Company's health benefits, continue for 36 months thereafter less such monthly payments Executive may have received after the "change in control".


         (B) Mitigation of Payments to Executive. Executive shall not be required to mitigate the amount of any payment provided in this paragraph 2 by seeking other employment or otherwise. To the extent that Executive receives salary and benefits from sources other than his capital investments during the payment period described in paragraph 2(A) the payments under 2(A), shall be correspondingly reduced. Bank or Company shall make the payments in the amounts and at the times for these payments had the termination not occurred until Executive furnishes the Bank and Company with reports of salary and benefits earned by him from sources other than the Bank and Company, at which time the Bank and Company may offset the amount of salary and benefits earned by Executive from such other sources against the next payment due to Executive. Executive shall first start providing such reports to the Bank and Company at the time Executive first starts receiving salary and benefits earned by him from other sources. Executive shall continue to provide such reports on the dates prescribed by this Agreement for the payments by Bank or Company to Executive with respect to continuation of salary and benefits.
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         (C) Definition of Termination. For the purposes of this paragraph 8, the term "event of termination" shall mean either of the following:


                  i. The voluntary termination by Executive within 3 years of direct or indirect "change in control" of the Bank or Company by reason of any material change by the Bank or the Company in the Executive's salary, function, duties* or responsibilities which causes the Executive's position with the Bank and Company to be of less dignity, responsibility, importance or scope from the position and attributes thereof immediately prior to the "change in control," or any significant change in geographic location of Executive's place of employment following a "change in control", or


                  ii. The Bank's and/or Company's termination of Executive for any reason, within three years after a direct or indirect "change in control" of the Bank or Company.



* Executive serves as Title in charge of the Function. In this Executive Officer capacity his/her responsibilities include duties. Executive reports directly to the Supervising Officer.
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         (D) Change in Control. For the purpose of this Agreement, a "change in control" shall mean:

                           I. The acquisition by any individual, entity or group
(within the meaning of Section 13(d)(3) OR 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange
Act) of 25% or more of either (a) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a change in control: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or, (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) or subsection (iii) of this Section D; or


                  (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reasons to constitute at least a majority of the board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or


                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business
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Combination"), in each case, unless, following such Business Combination, (a)
all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all the Company's assets either directly or through one of more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 25% or more of, respectively, the then outstanding shares of common stock of the Corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (c) at lease a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or


                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.


         (E) Reduction of Payments in Certain Circumstances. Total payments due Executive under this agreement will be reduced to the extent necessary to avoid the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, being applied to the payments under this agreement and any other agreement providing for
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payments to Executive. Such reduction will be accomplished by having such earlier termination date for such payments due Executive under this or any other agreement (assuming no mitigation of payments under subparagraph 2(B) hereof) discounted under Internal Revenue Code Section 1274(b)(2), using the applicable federal rates as of the "event of termination" does not exceed three times the base amount as determined under Internal Revenue Code Section 280G. To the extent actual payments are later reduced as a result of subparagraph 2(B) hereof actual payment may continue past such earlier termination date, but not beyond the normal termination provided for in paragraph 2 hereof, so long as such additional payments do not exceed the amount of such reduction under subparagraph 2(B). In the event this Agreement and the payments herder are exempt from the provisions of Section 280G as a result of the provisions of
Section 280G(b)(5) or otherwise, the provisions of the subparagraph 2(D).


         3. Joint and Several Liability. The obligations of the Bank and Company hereunder shall be joint and several provided, however, as long as the Bank is legally and financially able to make the payments provided for under paragraph 2 hereunder it shall do so rather than the Company.


         4. Modification and Waiver.

         (A) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.


         (B) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
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         5. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with the law continue in full force and effect. If this Agreement is held invalid as to either the Bank or Company, it shall continue in effect as to the other party hereto and to the full extent consistent with the law in full force and effect as to the other party hereto.


         6. Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any other provisions of this Agreement.


         7. Governing Law. This Agreement has been executed and delivered in the State of New York, and its validity, interpretation, performance and enforcement shall be governed by the laws of said State.


         8. Binding Agreement. This Agreement shall be binding upon, and insure to the benefit of the Executive, the Bank and the Company and their respective permitted successors and assigns.


         9. This Agreement shall only be effective for a "change in Control" which takes place prior to January 1, 2005.
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         IN WITNESS WHEREOF, the Bank and Company have caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first written.




                              THE SUFFOLK COUNTY NATIONAL BANK

                              BY:______________________________________



                              SUFFOLK BANCORP

                              BY:______________________________________



                              Executive
                              Title


                              _________________________________________